EXHIBIT 21.1

Direct and Indirect Subsidiaries of Ask Jeeves, Inc.

Jurisdiction of
Name of Subsidiary	Formation	Doing Business As (if other than Ask Jeeves)

Ask Jeeves Internet Limited	U.K.
Ask Jeeves International, Inc.	DE
Ask Jeeves (Jersey) Ltd.	Jersey, U.K.
The Ask Jeeves U.K. Partnership	U.K.
Ask Jeeves Europe, Ltd.	Ireland, resident
Ask Jeeves Technologies, Ltd.	Ireland, nonresident
Ask Jeeves B.V.	Netherlands
Direct Hit Securities Corp.	MA	(inactive and being dissolved)
Ask Jeeves Australia Pty. Ltd.	Australia	(inactive)
Ask Jeeves Cayman Islands	Cayman Islands	(inactive and being dissolved)
A.J.J. Co., Ltd.(1)	Japan	Ask Jeeves Japan
Ask Jeeves Kabushiki Kaisha AKA
Aqua Acquisition Holdings, LLC	DE	f/k/a Interactive Search Holdings, Inc.
f/k/a Bulldog Holdings, Inc.
Focus Interactive, Inc.	DE	f/k/a The Excite Network, Inc.
f/k/a iWon, Inc.
f/k/a CTC Bulldog, Inc.
The Excite Network
iWon.com
My Way
My Search
My Web Search
Fun Web Products
Smiley Central
Cursor Mania
Popular Screensavers
PopSwatter.com
My Mail Stationery
My Mail Signature
My Mail Stamp
My Way, Inc.	DE	(inactive)
iWon Holdings Inc.	DE	(inactive)
iWon Points, LLC	DE
MaxOnline, LLC	DE
Targeted Media Solutions, LLC(2)	DE

(1)	Ask Jeeves holds a minority stake in this subsidiary.

(2)	Ask Jeeves holds a 90% stake in this subsidiary and is in the process of exercising its right to purchase the minority interest.

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